Exhibit 10.21

ENERGY MANAGEMENT AGREEMENT
(Site Development and Operations)

The purpose of this Agreement is to set forth the understanding and agreement between Energy Management & Consulting Services, LLC (“EMCS”) and Millennium Ethanol, LLC (“Client”) related to the provision of energy management services.

PROJECT DESCRIPTION: Client is developing an ethanol plant (“Plant”) to be located near Marion SD.

EMCS RESPONSIBILITIES: EMCS will provide consulting and energy management services for supplies of natural gas and electricity for the Plant. These services will be provided during the construction of the Plant (“Construction Period”), and after the Construction Period when the Plant has been placed in service (“Completion Date”). The Completion Date shall be determined when the Plant begins producing ethanol. These services will be provided to Client upon request:

A. Energy Infrastructure Advisory Services During the Construction Period

1.         Provide an economic comparison of distribution service options. Such options will include service from area distribution utilities, interstate pipelines and third party contractors. EMCS will provide preliminary engineering cost estimates, route drawings, and project timelines related to constructing pipeline facilities.

In the event that a direct connect pipeline option is selected, EMCS will submit a tap request to the pipeline. In addition, EMCS will also attempt to negotiate an option for Client to minimize interconnect costs through the purchase of firm transportation to the Plant.

2.         Determine whether firm, interruptible, or a blend of transportation entitlement will provide the lowest burnertip cost. Factors that will be considered include pipeline credits for the new interconnect, cost of an alternate fuel system, and availability of specific receipt point capacity.

3.         Provide advisory services to Client regarding electric pricing and service agreements.

a.                         Analyze the electric service proposals along with primary, secondary and generation options and recommend an electric sourcing strategy and plan. The plan may include a combination of electric supplier agreement and/or installation of on-site generation.

b.                        Negotiate final electric service agreements that meet the pricing and reliability requirements of Client, including options for third party access to electric metering.

c.                         Prepare and implement a regulatory strategy, if required and if an alternative power supplier is selected. Any attorney fees required for the specific purpose of obtaining regulatory approval for an alternative power supplier, if any, will be over and above EMCS’s monthly fee herein, and must be pre-approved by Client.

4.         Evaluate the proposed electric distribution infrastructure (substation) for reliability, future growth potential and determination of the division of ownership of facilities between the utility and the Plant.

5.         Investigate economic development rates, utility grants, equipment rebates and other utility programs that may be available.

B. On-Going Energy Management Services Following the Completion Period

EMCS will provide the following services at Client’s request:

1.         Provide natural gas supply information to minimize the cost of natural gas purchased. This will include acquiring multiple supply quotes and reporting to Client the various supply index and fixed prices. EMCS will not take title to Client gas supplies, but will communicate supply prices and potential buying strategies.

2.         Negotiate with pipelines, utilities, other shippers, and suppliers to provide transportation, balancing, and supply agreements that meet Client’s performance criteria at the lowest possible cost.

3.         Develop and implement a price risk management plan that is consistent with Client’s pricing objectives and risk profile.

4.         Provide daily nominations to the suppliers, pipeline, and other applicable shippers for natural gas deliveries to the Plant. This will include daily electronic confirmations to Client of all nominations and actual daily usage. EMCS will utilize customer or utility supplied telemetering to obtain actual usage data.

5.         Provide a consolidated monthly invoice to Client that reflects all applicable natural gas and electric energy costs. EMCS will be responsible for reviewing, reconciling all shipper, supplier and utility invoices.

6.         Provide a monthly usage report of electric energy consumption and costs. Also, where applicable and available from the utility, obtain monthly interval electric load data and provide monthly load profile graphs.

7.         On-going review and renegotiation of electric service costs, as required. This may include:

a.                         Completing and evaluating annual proposals to identify the most reliable and economic third party electric energy supply.

b.                        Identifying new service tariffs or opportunities to renegotiate the service agreement to provide lower costs.

c.                         Identifying on-site generation opportunities as market conditions change.

d.                        Provide a monthly projection of energy (natural gas and electricity) and annual summaries.

8.         Provide natural gas and electric energy operating budgets for the Plant.

9.                          Perform initial sales tax exemption audits for energy consumption costs as required and allowed by South Dakota tax laws.

TERM: The initial term of this Agreement shall commence on October 4, 2006 and continue and continue until thirty six (36) months after the Plant’s Completion Date. The Agreement shall be year-to-year after the initial term. This Agreement may be terminated with a 90 day notice under mutually agreeable terms. This Agreement may be terminated by either party effective after the initial term upon sixty (60) days prior written notice. Client shall remain responsible for payment and performance associated with any and all transportation, supply, and storage transactions entered into by EMCS and authorized by Client, prior to termination.

FEES: EMCS’s fee for services described above during the term of this Agreement shall be a signing retainer of $9,000 and than $3,000 per month or $0.065 per MMBtu which ever is greater.

EMCS’s fee will increase 4% per year on the annual anniversary date of the effective date of this Agreement.

BILLING AND PAYMENT: On the first of the month, EMCS shall invoice Client for appropriate energy costs from the previous month and for the EMCS retainer for the current month. Client shall pay EMCS within ten (10) days of receipt of invoice.

TAXES: Client will be responsible for payment of all taxes including, but not limited to, all sales, use, excise, BTU, heating value and other taxes associated with the purchase and/or transport of natural gas or electricity and the provision of services hereunder.

CONFIDENTIALITY: EMCS shall not divulge to any other person or party any information developed by EMCS hereunder or revealed to EMCS pursuant to this Agreement, unless such information is (a) already in EMCS’s possession and such information is not known by EMCS to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by EMCS, its officers, employees, directors, agents or its advisors, or (c) becomes available to EMCS on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to EMCS by legal, contractual or fiduciary obligation to the supplier, or (d) is required by EMCS to be disclosed by court order, or (e) is permitted by Client. All such information shall be and remain the property of Client unless such information is subject to another Confidentiality Agreement, and upon the termination of this Agreement, EMCS shall return all such information upon Client’s request. Notwithstanding anything to the contrary herein, EMCS shall not disclose any information which is in any way related to this Agreement or EMCS’s services hereunder without first discussing such proposed disclosure with Client.

NOTICES: Any formal notice, request or demand which a party hereto may desire to give to the other respecting this Agreement shall be in writing and shall be considered as duly delivered as of the postmark date when mailed by ordinary, registered or certified mail by said party to the addresses listed below. Either party may, from time-to-time, identify alternate addresses at which they may receive notice during the term of this Agreement by providing written notice to the other party of such alternate addresses.

Client:	Millennium Ethanol 27283 447th Ave Marion SD 57043

EMCS:	Energy Management & Consulting Services LLC
(Payment)	4600 E Tiger Lilly St.
Sioux Falls SD 57000

(Notices):	Energy Management & Consulting Services LLC 4600 E Tiger Lilly St. Sioux Falls SD 57000

ASSIGNMENT OR AMENDMENT: The Agreement may not be assigned or amended without the written consent of EMCS and Client.

APPLICABLE LAW: The Agreement shall be construed in accordance with the laws of the State of South Dakota.

ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior Agreements and understanding pertaining hereto.

Agreed to and Accepted by:

Millennium Ethanol, LLC		Energy Management & Consulting Services, LLC

/s/ Steven Domm		/s/ Jeff McKinney

Name (Print):	STEVEN DOMM	Jeff McKinney

Title:	CEO	President / CEO

Date:	10/16/06	October 6, 2006

Memorandum of Understanding

This memorandum of understanding is intended to clarify the buyout option mentioned in section nine of Energy Management Agreement entered into on October 16, 2006. The plant has a scheduled first grind of early January of 2008, so it is anticipated full gas usage will begin in January of 2008. It is anticipated the plant will use an average of 10,800 MMBtu per day. As you can see by the chart below the anticipated management fee by month is listed. If Millennium wished to end this contact and buyout of the remaining term they would simply add each month’s anticipated charge in which service will not be taken, the total would be the total buyout value of the contract.

Month	Amount
Nov-06	$3,000
Dec-06	$3,000
Jan-07	$3,000
Feb-07	$3,000
Mar-07	$3,000
Apr-07	$3,000
May-07	$3,000
Jun-07	$3,000
Jul-07	$3,000
Aug-07	$3,000
Sep-07	$3,000
Oct-07	$3,120
Nov-07	$3,120
Dec-07	$3,120
Jan-08	$21,902
Feb-08	$21,902
Mar-08	$21,902
Apr-08	$21,902
May-08	$21,902
Jun-08	$21,902
Jul-08	$21,902
Aug-08	$21,902
Sep-08	$21,902
Oct-08	$22,777
Nov-08	$22,777
Dec-08	$22,777
Jan-09	$22,777
Feb-09	$22,777
Mar-09	$22,777
Apr-09	$22,777
May-09	$22,777
Jun-09	$22,777
Jul-09	$22,777
Aug-09	$22,777
Sep-09	$22,777
Oct-09	$23,684
Nov-09	$23,684
Dec-09	$23,684
Jan-10	$23,684
Feb-10	$23,684
Mar-10	$23,684
Apr-10	$23,684
May-10	$23,684
Jun-10	$23,684
Jul-10	$23,684
Aug-10	$23,684
Sep-10	$23,684

Agreed to and Accepted by:

Millennium Ethanol, LLC	Energy Management & Consulting Services, LLC

/s/ Steven Domm	/s/ Jeff McKinney

Steven Domm	Jeff McKinney

Title: CEO	President / CEO

October 27, 2006	October 27, 2006